Exhibit 5.21

Termination Agreement

This Termination Agreement (hereinafter referred to as this “Termination Agreement”) is entered into by and among the following parties in Chaoyang District, Beijing on May 26, 2023:

Party A: Pintec (Beijing) Technology Co., Ltd., a limited liability company incorporated and existing under the laws of the People’s Republic of China (“China,” for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region, and Taiwan), having its registered address at 3009, 3/F, Podium, Bowang Garden, Yangfangdian, Haidian District, Beijing;

Party B: Hu Wei, a Chinese citizen, holding the ID Card No.: ***;

Beijing Xinshun Dingye Technology Co., Ltd., a limited liability company incorporated and existing under the laws of China, having its registered address at Room 9015, 9F, No. 17 North Dongsanhuan Road, Chaoyang District, Beijing, and

Party C: Beijing Hongdian Fund Distributor Co., Ltd., a limited liability company incorporated and existing under the laws of China, having its registered address at Room 1015, 10F, No. 17 North Dongsanhuan Road, Chaoyang District, Beijing.,

In this Termination Agreement, Party A, Party B, and Party C are referred to individually as a “Party” and collectively as the “Parties.”

Whereas:

1.

Party B has entered into the Exclusive Option Agreement with Party A and Party C on January 23, 2019, by which Party B grants the right to Party A for purchasing the total 100% equity interests held by Party B in Party C;

2.	Party A has entered into the Exclusive Business Cooperation Agreement with Party C on December 13, 2017;

3.

Party B has entered into the Equity Interest Pledge Agreement with Party A and Party C on January 23, 2019, by which Party B agrees to pledge to Party A the total 100% equity interests it holds in Party C;

4.

Party B has signed the Power of Attorney on January 23, 2019 (collectively with the Exclusive Option Agreement, Exclusive Business Cooperation Agreement, and Equity Interest Pledge Agreement, the “Control Agreements”) with Party A; and

5.	The Parties intend to terminate the Control Agreements above.

The Parties hereby reach this Termination Agreement with the provisions as follows via equal and friendly negotiation, which are to be jointly complied with:

Article 1

Party A, Party B, and Party C uniformly agree that, the Control Agreements above executed among Party A, Party B, and Party C shall terminate to be effective from the effective date of this Termination Agreement.

Article 2

From the date on which the Control Agreements are invalidated, the rights and obligations of Party A, Party B, and Party C under the Control Agreements shall be terminated, and Party A, Party B, and Party C shall no longer enjoy or undertake any rights, obligations, and liabilities arising on the basis of the Control Agreements. Each Party automatically waives any right of recourse and right of claim (if any) against other Parties under such Control Agreements.

Article 3

This Termination Agreement is governed by the laws of China. In the event of any dispute, the Parties shall resolve such dispute via friendly negotiation. If the Parties fail to resolve such dispute within 30 days after any Party’s request to the other Parties for resolving the dispute via negotiation, any Party may submit the relevant dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules then in effect. The arbitration shall be conducted in Beijing, and the language to be used in the arbitration shall be Chinese. The arbitration award shall be final and be binding on all Parties.

Article 4

This Termination Agreement shall become effective as from the date of execution. This Termination Agreement is made in four(4) originals, each Party holds one original, and each original shall have the same legal force.

Now therefore, this Termination Agreement is duly executed on the date first written above.

[No text below]

[This page is the signature page to the Termination Agreement]

Party A:

Pintec (Beijing) Technology Co., Ltd. (Seal)

By: /s/ Chen Chao

Name: Chen Chao

Title: Legal representative

Party B:

Hu Wei

By: /s/ Hu Wei

Beijing Xinshun Dingye Technology Co., Ltd.

By: /s/ Chen Chao

Name: Chen Chao

Title: Legal representative

Party C:

Beijing Hongdian Fund Distributor Co., Ltd. (Seal)

By: /s/ He Jing

Name: He Jing

Title: Legal representative